Exhibit (h)(29)

AMENDMENT TO
TRANSFER AGENCY AND SERVICES AGREEMENT

This Amendment dated as of January 29, 2016 (this “Amendment”) is to the Transfer Agency and Services Agreement dated December 29, 2011, as amended (the “Agreement”), by and between ALPS Fund Services, Inc. (“ALPS”), a Colorado corporation, and Financial Investors Trust (the “Trust”), organized as a Delaware statutory trust.

WHEREAS, ALPS and the Trust wish to amend the Agreement in certain respects as more fully set forth below.

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the parties hereto agree as follows:

1.         Effective as of the date of this Amendment, APPENDIX A – LIST OF FUNDS to the Agreement is replaced in its entirety with the new APPENDIX A –LIST OF FUNDS attached hereto and incorporated by reference herein.

2.         Effective as of the date of this Amendment, Section 1 (Transfer Agency Services (Appendix B)) of FEE SCHEDULE –COMPENSATION to the Agreement is replaced in its entirety with the following:

1.	Transfer Agency Services (Appendix B)

Annual Fee: — annual base fee per Fund

Fees are billable on a monthly basis at the rate of 1/12 of the annual fee. A charge is made for an account in the month that an account opens.

Annual Open Account Fee:

Open Accounts	Fees Per Account
Direct
NSCC

Annual Inactive Account Fee:

— per inactive account (an inactive account is an account with a zero balance that has had activity in the last eighteen months)

Annual Closed Account Fee:

— per closed account (a closed account is an account with a zero balance that has not had activity in the last eighteen months)

3.         Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect. Any items not herein defined shall have the meaning ascribed to them in the Agreement.

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IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amendment as of the date first written above.

FINANCIAL INVESTORS TRUST		ALPS FUND SERVICES, INC.

By:	/s/ Edmund J. Burke	By:	/s/ Jeremy O. May
Name:	Edmund J. Burke	Name:	Jeremy O. May
Title:	President	Title:	President

APPENDIX A

LIST OF FUNDS

Redmont Resolute Fund II